Exhibit 99.1

News Release

Ellen Alemany Joins FIS Board of Directors

Key Facts

•	Ellen Alemany, former Head of RBS Americas, and Chair and CEO of RBS’ Citizens Financial Group, has joined FIS’ board of directors.

•	Alemany is a former member of the Federal Reserve Advisory Board and a current board member at ADP and CIT.

•	Alemany has more than 35 years of experience in the financial services industry.

JACKSONVILLE, Fla., June 16, 2014 - FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology, outsourcing and consulting solutions, today announced that Ellen Alemany has joined the company’s board of directors. A former head of RBS Americas, and Chair and CEO of RBS’ Citizens Financial Group, Alemany has more than 35 years of experience in the financial industry.

Alemany began her career in Operations at Chase Manhattan before being recruited to Citibank in 1987. Beginning as Area Head of Citibank’s NY Leveraged Capital Group, she grew to CEO of Global Transaction Services at the firm and spent five years on the board of Citigroup North America, Inc. In 2007, the chance to run a standalone business compelled Alemany to join RBS as Head of RBS Americas, and Chair and CEO of RBS’ Citizens Financial Group.

Providing international leadership as well, Alemany served on the RBS Executive Committee, and served as a consultant to the company until her retirement in 2013. She also served on the Federal Reserve Advisory Board from 2008 to 2010, and has served on the boards of Automatic Data Processing, Inc. since 2011 and CIT Group since January 2014.

“Through her vast expertise in the financial services industry, Ellen provides FIS incredible insight and depth of understanding across our enterprise,” said Frank Martire, FIS Chairman and CEO. “She is particularly well suited to advising on all of the most important areas of our business, which makes her extremely valuable as we continue to grow for our clients.”

About FIS
FIS is the world's largest provider of banking and payments technology, outsourcing and consulting solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 110 countries. Headquartered in Jacksonville, Fla., FIS employs more than 39,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 434 on the Fortune 500 and is a member of Standard & Poor's 500(R) Index. For more information about FIS, visit www.fisglobal.com.

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For More Information:

Kim Snider 904.438.6278	Nancy Murphy 904.438.6219
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	nancy.murphy@fisglobal.com